UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 15, 2016

Cohu, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-04298	95-1934119
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12367 Crosthwaite Circle, Poway, California		92064
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-848-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Share Purchase Agreement

On November 15, 2016, Cohu, Inc. (“we”, "Cohu" or the “Company”), announced that with its wholly owned subsidiary, Rasco GmbH (“Rasco”), had entered into a Share Purchase Agreement (the “Purchase Agreement”) with Kita Manufacturing Co., LTD. (“Kita”), and Kita’s shareholders, pursuant to which Rasco will acquire all of the outstanding shares of Kita and Cohu will acquire all of the outstanding shares of Kita’s U.S. subsidiary, Kita USA, Inc. (the “Acquisition”). Kita, headquartered in Osaka, Japan, and with operations in Attleboro, Massachusetts, designs, manufactures and sells spring probe contacts used in final test contactors, probe cards, PCB test boards and connectors sold to customers worldwide.

Under the terms of the Purchase Agreement, the total purchase price is $15 million in cash, to be funded out of Cohu’s existing cash reserves, and the assumption of operating debt of approximately $2.6 million, net of cash acquired. Additionally, the Purchase Agreement also provides for up to $3 million of contingent earn-out cash consideration based on certain growth targets for revenue and profitability. We will also assume debt of approximately $4.8 million associated with manufacturing capacity expansion in Osaka that is aligned with Cohu’s growth strategy. The consummation of the Acquisition is expected to take place during Cohu’s first fiscal quarter of 2017, and is subject to certain closing conditions.

The Purchase Agreement includes customary representations, warranties and covenants. We intend to file the Purchase Agreement as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

The Company issued a press release on November 15, 2016, with respect to the Acquisition, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01 Other Information.

The Company issued a press release on November 15, 2016, with respect to the foregoing transaction, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Cautionary Statements Regarding Forward-Looking Information

Certain matters discussed in this Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1, including statements concerning the expected transaction completion date, anticipated operational and sales synergies to be gained from the acquisition, long-term benefits to Cohu stakeholders, the expected future operating results and anticipated EPS accretion from the acquisition, expectations concerning growth in sales and expansion in manufacturing infrastructure are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, our ability to successfully integrate acquired businesses and operations, our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment, failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems, our reliance on patents and intellectual property, compliance with U.S. export regulations, and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu's filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release. We assume no obligation to update the forward-looking statements in this Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 15, 2016, of Cohu, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cohu, Inc.

November 16, 2016	By:	/s/ Jeffrey D. Jones

Name: Jeffrey D. Jones
Title: VP Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated November 15, 2016, of Cohu, Inc.